SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 4, 2008

AARON RENTS, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 231-0011
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-99.1

Item 1.01 Entry into a Material Definitive Agreement.
          On November 4, 2008, Aaron Rents, Inc. (the “Company”) entered into the First Amendment, dated November 4, 2008, (the “First Amendment”) by and between the Company and Aaron Investment Company (“AIC” and together with the Company, the “Obligors”) and each of the persons holding one or more of the 2012 Notes (defined below) to the Note Purchase Agreement between the Obligors and the purchasers dated as of July 27, 2005 (the “2005 Note Purchase Agreement”) for the purchase of $60,000,000 in aggregate principal amount of the Obligors’ 5.03% Senior Notes due July 27, 2012 (the “2012 Notes”).
          On November 4, 2008, the Company also entered into the Third Amendment (the “Third Amendment” and together with the First Amendment, the “Amendments”) by and between the Obligors and each of the persons holding one or more of the 2009 Notes (defined below) to the Note Purchase Agreement between the Obligors and the purchasers dated as of August 15, 2002 (the “2002 Purchase Agreement”) for the purchase of $50,000,000 in aggregate principal amount of the Obligors’ 6.88% Senior Notes due August 15, 2009 (the “2009 Notes”).
          The Company entered into the Amendments in order to conform certain provisions of the 2002 Purchase Agreement and the 2005 Purchase Agreement to corresponding provisions of the Company’s Revolving Credit Agreement by and among the Company as borrower, several banks and other financial institutions from time to time party thereto (“Lenders”) and SunTrust Bank, in its capacity as administrative agent for the Lenders.
          Changes to the 2002 Purchase Agreement and the 2005 Purchase Agreement contained in each of the Amendments include the following:
•	An increase in the thresholds that trigger the requirement to provide notice of material events to significant note holders;

•	An increase in the required minimum consolidated net worth threshold of the Company;

•	An increase in the aggregate permitted amount of indebtedness of the Company and its subsidiaries and in the amount of indebtedness that the Company is permitted to guarantee;

•	An increase in the permitted amount of investments by the Company;

•	An increase in the permitted amount of sale and leaseback transactions by the Company and its subsidiaries;

•	An increase in the exceptions to and the thresholds of certain events causing acceleration of the 2009 Notes and 2012 Notes;

•	A change in the definition of “Consolidated Total Debt” to remove the prior exclusion of 50% of the amount outstanding under the Company’s franchisee loan guarantee facility with SunTrust Bank;

•	An increase in the individual and aggregate amount of acquisitions the Company can undertake; and

•	Permission for the previously announced sale of substantially all of the assets of the Company’s corporate furnishings business, and the transfer of certain of its liabilities, to CORT Business Services Corporation.

     The foregoing descriptions of the First Amendment and Third Amendment, are qualified in their entirety by reference to the First Amendment and Third Amendment, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.
Item 8.01 Other Events.
     As previously announced, on September 12, 2008, the Company entered into an Asset Purchase Agreement with CORT Business Services Corporation (“CORT”) pursuant to which the Company agreed to sell substantially all of the assets of its Aaron’s Corporate Furnishings division to CORT and to transfer certain of the Aaron’s Corporate Furnishings division’s liabilities to CORT. On November 6, 2008, the Company closed this asset sale to CORT for cash proceeds of approximately $76.4 million (which includes payment for certain accounts receivable), subject to post-closing adjustments. A copy of the Company’s press release announcing the sale of substantially all of the assets of the Aaron’s Corporate Furnishings division to CORT is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	First Amendment, dated November 4, 2008, to Note Purchase Agreement between Aaron Rents, Inc. and certain other obligors and the purchasers dated as of July 27, 2005.

10.2	Third Amendment, dated November 4, 2008, to Note Purchase Agreement between Aaron Rents, Inc. and certain other obligors and the purchasers dated as of August 15, 2002.

99.1	Press release of the Company dated November 10, 2008.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON RENTS, INC.
	By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Date: November 10, 2008		Executive Vice President, Chief Financial Officer

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